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                                                                    EXHIBIT 6(a)
                               INVESTMENT LETTER

SJI Group, Inc.

Gentlemen:

         SJI Group, Inc. ("SJI"), is the owner of an aggregate of 1,000,000 shares of Series __ Preferred Stock (the "Shares") of Isleuth.com, Inc., a Florida corporation (the "Company") which shares have not been registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state. The designation rights of the preferred stock are attached hereto as exhibit "A". The undersigned, Techlabs, Inc. (the "Purchaser or its Agent") is purchasing the Shares from SJI Group, Inc. for $600,000.00 (the "Transfer").

         In order to induce SJI to consummate the Transfer, the Purchaser represents and warrants to SJI as follows:
         (i)the Shares are being acquired by the Purchaser for the account of the Purchaser and for investment and not with a view to the public resale or distribution thereof;
         (ii) the Purchaser will not sell, transfer or otherwise dispose of the Shares except in compliance with the Act and applicable state securities laws;
         (iii) the Purchaser is aware that the Shares are "restricted securities" as that term is defined in Rule 144 of the General Rules and Regulations under the Act;
         (vi) the Purchaser has completed an extensive due diligence review of the Company and its financial statements and as such has obtained all information it deems necessary to make an informed investment decision regarding the acquisition of the Shares; and
         (v) the Purchaser represents that it is an Accredited or Sophisticated Investor as such terms are defined in the Act or the rules and regulations promulgated thereunder.

         By reason of the Purchaser's knowledge and experience in financial and business matters in general, and investments in particular, the Purchaser is capable of evaluating the merits and risks of acquiring the Shares. The Purchaser is capable of bearing the economic risks which may be posed by the Transfer and fully understands the speculative nature of the Shares and the possibility of such loss.
         The Purchaser's present financial condition is such that it is under no present or contemplated future need to dispose of any portion of the Shares to satisfy any existing or contemplated undertaking, need or indebtedness.
         Neither SJI Group, Inc., nor its officers, directors, affiliates or employees has made any representations or warranties to the undersigned with respect to the Company or rendered any investment advice regarding the value of the Shares or otherwise.


SJI Group, Inc.                              THE PURCHASER:

                                             Techlabs, Inc.
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By:                                          By:
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Date: April 26, 1999                        Date: 4/27/99, 1999
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